EXHIBIT 10.5

April 24, 2007
To:	Charming Shoppes, Inc.
450 Winks Lane
Bensalem, PA 19020
Attn: Treasurer
Telephone: 215-633-4899
Facsimile: 215-638-6759
From:	JPMorgan Chase Bank, National Association
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
England
Re:	Issuer Warrant Transaction

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between JPMorgan Chase Bank, National Association, London Branch (“JPMorgan”) and Charming Shoppes, Inc. (“Issuer”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.  This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. For purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.

This Confirmation evidences a complete and binding agreement between JPMorgan and Issuer as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if JPMorgan and Issuer had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2.  The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:
Trade Date:	April 24, 2007
Effective Date:	April 30, 2007, subject to Section 8(o) below
Components:
The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European
Warrant Type:	Call
Seller:	Issuer
Buyer:	JPMorgan
Shares:	The Common Stock of Issuer, par value USD 0.10 per share (Ticker Symbol: “CHRS”).
Number of Warrants:
For each Component, as provided in Annex A to this Confirmation; provided that if the Initial Purchasers party to the Purchase Agreement (as defined herein) exercise their right to receive additional 1.125% Senior Convertible Notes due 2014, (the “Convertible Notes”) pursuant to the Initial Purchasers’ option to purchase additional Convertible Notes, then, at the discretion of Issuer, on the Additional Premium Payment Date, the Number of Warrants shall be automatically increased by the additional Warrants (the “Additional Warrants”) in proportion to such additional Convertible Notes in denominations of USD 1,000 principal amount issued pursuant to such exercise (such Convertible Notes, the “Additional Convertible Notes”).

Warrant Entitlement:	One Share per Warrant
Strike Price:	USD 21.6070
Premium:
USD 12,262,500.00; provided that if the Number of Warrants is increased pursuant to the proviso to the definition of “Number of Warrants” above, an additional Premium equal to the product of the number of Warrants by which the Number of Warrants is so increased and USD 2.8737 shall be paid on the Additional Premium Payment Date.

Premium Payment Date:	The Effective Date
Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Convertible Notes.
Exchange:	The NASDAQ Global Select Market
Related Exchange:	All Exchanges
Procedures for Exercise:
Expiration Time:	Valuation Time
Expiration Date:
As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date occurring on the Final Disruption Date in respect of any other Component for the Transaction) and, notwithstanding anything to the contrary in this Confirmation or the Definitions, the Relevant Price for the Expiration Date shall be the prevailing market value per Share determined by the Calculation Agent in a commercially reasonable manner. “Final Disruption Date” means December 31, 2014. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Market Disruption Event:
Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof.

Automatic Exercise:
Applicable; and means that each Warrant not previously exercised under the Transaction will be deemed to be automatically exercised at the applicable Expiration Time on the Expiration Date unless JPMorgan notifies Seller (by telephone or in writing) prior to the Expiration Time on the Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply.

Issuer’s Telephone Number
and Telex and/or Facsimile Number
and Contact Details for purpose of
Giving Notice:	To be provided by Issuer.

Settlement Terms:
In respect of any Component:

Settlement Currency:	USD
Net Share Settlement:
On each Settlement Date, Issuer shall deliver to JPMorgan a number of Shares equal to the Number of Shares to be Delivered for such Settlement Date to the account specified by JPMorgan and cash in lieu of any fractional shares valued at the Relevant Price on the Valuation Date corresponding to such Settlement Date.

Number of Shares to be Delivered:
In respect of any Exercise Date, subject to the last sentence of Section 9.5 of the Equity Definitions, the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) (A) the excess of the VWAP Price on the Valuation Date occurring on such Exercise Date over the Strike Price divided by (B) such VWAP Price.

The Number of Shares to be Delivered shall be delivered by Issuer to JPMorgan no later than 5:00 P.M. (local time in New York City) on the relevant Settlement Date.
VWAP Price:
For any Valuation Date, the volume weighted average price per Share for such Valuation Date based on transactions executed during such Valuation Date, as reported on Bloomberg Page “CHRS.UQ <Equity> AQR” (or any successor thereto) or, in the event such price is not so reported on such Valuation Date for any reason, as reasonably determined by the Calculation Agent.

Other Applicable Provisions:
The provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Seller is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Net Share Settled”. “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to such Warrant.

Adjustments:
In respect of any Component:
Method of Adjustment:	Calculation Agent Adjustment
Extraordinary Dividend:
Any dividend or distribution (i) that has an ex-dividend date occurring on or after the Trade Date and on or prior to the Expiration Date and (ii) the amount or value of which exceeds the Ordinary Dividend Amount for such dividend or distribution, as determined by the Calculation Agent.

Ordinary Dividend Amount:	USD 0.00.

Extraordinary Events:
New Shares:
Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) in its entirety and replacing it with the phrase “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Consequences of Merger Events:
(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)
(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination)
Tender Offer:	Applicable

Consequences of Tender Offers:
(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:
Cancellation and Payment (Calculation Agent Determination) on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration.

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Nationalization, Insolvency
or Delisting:
Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:
(a) Change in Law:	Applicable
(b) Failure to Deliver:	Not Applicable
(c) Insolvency Filing:	Applicable
(d) Hedging Disruption:	Applicable
(e) Increased Cost of Hedging:	Applicable
(f) Loss of Stock Borrow:	Applicable
Maximum Stock Loan Rate:	100 basis points
(g) Increased Cost of Stock Borrow:	Applicable
Initial Stock Loan Rate:	50 basis points
Hedging Party:	JPMorgan for all applicable Additional Disruption Events
Determining Party:	JPMorgan for all applicable Extraordinary Events
Non-Reliance:	Applicable
Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable

3. Calculation Agent:	JPMorgan

4. Account Details:
JPMorgan Payment Instructions:	JPMorgan Chase Bank, National Association, New York
ABA: 021 000 021
Favour: JPMorgan Chase Bank, National Association - London
A/C: 0010962009 CHASUS33
Issuer Payment Instructions:	To be provided by Issuer.
5. Offices:

The Office of JPMorgan for the Transaction is:

JPMorgan Chase Bank, National Association
London Branch
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
England
Telephone: 212-583-8373
Facsimile: 212-847-5124

The Office of Issuer for the Transaction is: 450 Winks Lane, Bensalem, PA 19020

6. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Issuer:

To:	Charming Shoppes, Inc.
450 Winks Lane
Bensalem, PA 19020
Attn:	Treasurer
Telephone:	215-633-4899
Facsimile:	215-638-6759

(b) Address for notices or communications to JPMorgan:

To:	JPMorgan Chase Bank, National Association
277 Park Avenue, 11th Floor
New York, NY 10172
Attention:	Eric Stefanik
Title:	Operations Analyst
EDG Corporate Marketing
Telephone:	(212) 622-5814
Facsimile:	(212) 622-8534

7. Representations, Warranties and Agreements:

(a)  In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Issuer represents and warrants to and for the benefit of, and agrees with, JPMorgan as follows:

(i) On the Trade Date, (A) none of Issuer and its officers and directors is aware of any material nonpublic information regarding Issuer or the Shares and (B) all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Issuer acknowledges that JPMorgan is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133 or 149 (each as amended) or 150, EITF Issue No. 00-19, 01-06 or 03-06 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iii) Prior to the Trade Date, Issuer shall deliver to JPMorgan a resolution of Issuer’s board of directors authorizing the Transaction and such other certificate or certificates as JPMorgan shall reasonably request.

(iv) Issuer is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(v) On any Expiration Date, Issuer shall not, and shall cause its affiliates and affiliated purchasers (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for Shares on any Expiration Date.

(vi) Issuer is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vii) On the Trade Date (A) the assets of Issuer at their fair valuation exceed the liabilities of Issuer, including contingent liabilities, (B) the capital of Issuer is adequate to conduct the business of Issuer and (C) Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(viii) Issuer shall not take any action to decrease the number of Available Shares below the Capped Number (each as defined below).

(ix) The representations and warranties of Issuer set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement (the “Purchase Agreement”) dated as of April 30, 2007 between Issuer and Banc of America Securities LLC and J.P. Morgan Securities Inc. as representatives of the Initial Purchasers party thereto are true and correct and are hereby deemed to be repeated to JPMorgan as if set forth herein.

(x) Issuer understands no obligations of JPMorgan to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of JPMorgan or any governmental agency.

(xi) (A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Issuer shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date.

(xii)  The Shares of the Issuer initially issuable upon exercise of the Warrant by the net share settlement method (the “Warrant Shares”) have been reserved for issuance by all required corporate action of the Issuer. The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrant following the exercise of the Warrant in accordance with the terms and conditions of the Warrant, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(b) Each of JPMorgan and Issuer agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c) Each of JPMorgan and Issuer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, JPMorgan represents and warrants to Issuer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) The parties hereto intend for: (a) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 555 and 560 of the Bankruptcy Code; (b) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code; (c) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the Transaction to constitute “margin payments” and “transfers” under a “swap agreement” as defined in the Bankruptcy Code; and (d) all payments for, under or in connection with the Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” under a “swap agreement” as defined in the Bankruptcy Code.

(e) Issuer shall deliver to JPMorgan an opinion of counsel, dated as of the Trade Date and reasonably acceptable to JPMorgan in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.

8. Other Provisions:

(a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, subject to Section 8(m) below, Issuer shall owe JPMorgan any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of an Insolvency, a Nationalization, a Tender Offer or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party, that resulted from an event or events within Issuer’s control) (a “Payment Obligation”), Issuer shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to JPMorgan, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date or Early Termination Date, as applicable (“Notice of Share Termination”); provided that if Issuer does not validly elect to satisfy its Payment Obligation by the Share Termination Alternative, JPMorgan shall have the right, in its sole discretion to require Issuer to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Issuer’s election to the contrary. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, the Tender Offer Date, Announcement Date or Early Termination Date, as applicable:

Share Termination Alternative:
Applicable and means that Issuer shall deliver to JPMorgan the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery
Property:
A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:
The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Issuer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:
In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable
Other applicable provisions:
If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Seller is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “settled by Share Termination Alternative” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

(b) Registration/Private Placement Procedures. (i) If, in the reasonable judgment of JPMorgan, for any reason, any Shares or any securities of Issuer or its affiliates comprising any Share Termination Delivery Units deliverable to JPMorgan hereunder (any such Shares or securities, “Delivered Securities”) would not be immediately freely transferable by JPMorgan under Rule 144(k) under the Securities Act of 1933, as amended (the “Securities Act”), then the provisions set forth in this Section 8(b) shall apply. At the election of Issuer by notice to JPMorgan within one Exchange Business Day after the relevant delivery obligation arises, but in any event at least one Exchange Business Day prior to the date on which such delivery obligation is due, either (A) all Delivered Securities delivered by Issuer to JPMorgan shall be, at the time of such delivery, covered by an effective registration statement of Issuer for immediate resale by JPMorgan (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to JPMorgan) or (B) Issuer shall deliver additional Delivered Securities so that the value of such Delivered Securities, as determined by the Calculation Agent to reflect an appropriate liquidity discount, equals the value of the number of Delivered Securities that would otherwise be deliverable if such Delivered Securities were freely tradeable (without prospectus delivery) upon receipt by JPMorgan (such value, the “Freely Tradeable Value”); provided that Issuer may not make the election described in this clause (B) if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the delivery by Issuer to JPMorgan (or any affiliate designated by JPMorgan) of the Delivered Securities or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Delivered Securities by JPMorgan (or any such affiliate of JPMorgan). (For the avoidance of doubt, as used in this paragraph (b) only, the term “Issuer” shall mean the issuer of the relevant securities, as the context shall require.)

(ii) If Issuer makes the election described in clause (b)(i)(A) above:

(A) JPMorgan (or an Affiliate of JPMorgan designated by JPMorgan) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to Issuer that is customary in scope for underwritten offerings of equity securities and that yields results that are commercially reasonably satisfactory to JPMorgan or such Affiliate, as the case may be, in its discretion; and

(B) JPMorgan (or an Affiliate of JPMorgan designated by JPMorgan) and Issuer shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Delivered Securities by JPMorgan or such Affiliate substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance commercially reasonably satisfactory to JPMorgan or such Affiliate and Issuer, which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, JPMorgan and its Affiliates and Issuer, shall provide for the payment by Issuer of all expenses in connection with such resale, including all registration costs and all fees and expenses of counsel for JPMorgan, and shall provide for the delivery of accountants’ “comfort letters” to JPMorgan or such Affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus.

(iii) If Issuer makes the election described in clause (b)(i)(B) above:

(A) all Delivered Securities shall be delivered to JPMorgan (or any Affiliate of JPMorgan designated by JPMorgan) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;

(B) JPMorgan (or an Affiliate of JPMorgan designated by JPMorgan) and any potential institutional purchaser of any such Delivered Securities from JPMorgan or such Affiliate identified by JPMorgan shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Issuer customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);

(C) JPMorgan (or an Affiliate of JPMorgan designated by JPMorgan) and Issuer shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Delivered Securities by Issuer to JPMorgan or such Affiliate and the private resale of such shares by JPMorgan or such Affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to JPMorgan and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, JPMorgan and its Affiliates and Issuer, shall provide for the payment by Issuer of all expenses in connection with such resale, including all fees and expenses of counsel for JPMorgan, shall contain representations, warranties and agreements of Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use best efforts to provide for the delivery of accountants’ “comfort letters” to JPMorgan or such Affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Shares; and

(D) Issuer agrees that any Delivered Securities so delivered to JPMorgan, (i) may be transferred by and among JPMorgan and its Affiliates, and Issuer shall effect such transfer without any further action by JPMorgan and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Delivered Securities, Issuer shall promptly remove, or cause the transfer agent for such Shares or securities to remove, any legends referring to any such restrictions or requirements from such Delivered Securities upon delivery by JPMorgan (or such Affiliate of JPMorgan) to Issuer or such transfer agent of seller’s and broker’s representation letters customarily delivered by JPMorgan in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by JPMorgan (or such affiliate of JPMorgan).

(c) Make-whole. If Issuer makes the election described in clause (b)(i)(B) of paragraph (b) of this Section 8, then JPMorgan or its affiliate may sell such Shares or Share Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares or Share Termination Delivery Units, as the case may be, and ending on the Exchange Business Day on which JPMorgan completes the sale of all such Shares or Share Termination Delivery Units, as the case may be, or a sufficient number of Shares or Share Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales exceed the Freely Tradeable Value (such amount of the Freely Tradeable Value, the “Required Proceeds”). If any of such delivered Shares or Share Termination Delivery Units remain after such realized net proceeds exceed the Required Proceeds, JPMorgan shall return such remaining Shares or Share Termination Delivery Units to Issuer. If the Required Proceeds exceed the realized net proceeds from such resale, Issuer shall transfer to JPMorgan by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of additional Shares (“Make-whole Shares”) in an amount that, based on the Relevant Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this Section 8(c). This provision shall be applied successively until the Additional Amount is equal to zero, subject to Section 8(e).

(d)  Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall JPMorgan be entitled to receive, or shall be deemed to receive, any Shares if, upon such receipt of such Shares, the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by JPMorgan or any entity that directly or indirectly controls JPMorgan (collectively, “Buyer Group”) would be equal to or greater than 9% or more of the outstanding Shares. If any delivery owed to JPMorgan hereunder is not made, in whole or in part, as a result of this provision, Issuer’s obligation to make such delivery shall not be extinguished and Issuer shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, JPMorgan gives notice to Issuer that such delivery would not result in Buyer Group directly or indirectly so beneficially owning in excess of 9% of the outstanding Shares.

(e)  Limitations on Settlement by Issuer. Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Issuer be required to deliver Shares in connection with the Transaction in excess of 12,800,000 Shares (the “Capped Number”), as such number may be adjusted for Share splits or Share combinations. Issuer represents and warrants (which shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares of the Issuer that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number (such Shares, the “Available Shares”). In the event Issuer shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(e) (the resulting deficit, the “Deficit Shares”), Issuer shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Issuer or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Issuer additionally authorizes and unissued Shares that are not reserved for other transactions. Issuer shall immediately notify JPMorgan of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

(f)  Right to Extend. JPMorgan may postpone any Exercise Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Number of Shares to be Delivered with respect to one or more Components), if JPMorgan determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to preserve JPMorgan’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable JPMorgan to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if JPMorgan were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to JPMorgan.

(g)  Equity Rights. JPMorgan acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Issuer’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Issuer’s bankruptcy to any claim arising as a result of a breach by Issuer of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Issuer herein under or pursuant to any other agreement.

(h)  Amendments to Equity Definitions and the Agreement. The following amendments shall be made to the Equity Definitions and to the Agreement:

(i) Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with the words “material”.

(ii)  The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;

(iii)  Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with “material”; and adding the phrase “or Warrants” at the end of the sentence.

(iv)  Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at JPMorgan’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(v)  Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(B) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence.

(vi)Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(B) (1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) deleting the final sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other.”

(i) Repurchase Notices. Issuer shall, on any day on which Issuer effects any repurchase of Shares, promptly give JPMorgan a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage as determined on such day is (i) greater than 6% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the product of the Number of Warrants and the Warrant Entitlement and the denominator of which is the number of Shares outstanding on such day. In the event that Issuer fails to provide JPMorgan with a Repurchase Notice on the day and in the manner specified in this Section 8(i) then Issuer agrees to indemnify and hold harmless JPMorgan, its affiliates and their respective directors, officers, employees, agents and controlling persons (JPMorgan and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Issuer shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Issuer will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Issuer) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Issuer. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of JPMorgan.

(j) Transfer and Assignment. JPMorgan may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, at any time to any person or entity whatsoever without the consent of Issuer. If at any time at which the Equity Percentage exceeds 8%, JPMorgan, in its discretion, is unable to effect such a transfer or assignment after its commercially reasonable efforts on pricing terms reasonably acceptable to JPMorgan such that the Equity Percentage is reduced to 8% or less, JPMorgan may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that the Equity Percentage following such partial termination will be equal to or less than 8%. In the event that JPMorgan so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(b) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Issuer shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (x) the number of Shares that JPMorgan or any of its affiliates beneficially own (within the meaning of Section 13 of the Exchange Act) on such day, other than any Shares so owned as a hedge of the Transaction, and (y) the product of the Number of Warrants and the Warrant Entitlement and (B) the denominator of which is the number of Shares outstanding on such day.

(k)  Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Issuer and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Issuer relating to such tax treatment and tax structure.

(l)  Designation by JPMorgan. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing JPMorgan to purchase, sell, receive or deliver any Shares or other securities to or from Issuer, JPMorgan may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform JPMorgan obligations in respect of the Transaction and any such designee may assume such obligations. JPMorgan shall be discharged of its obligations to Issuer to the extent of any such performance.

(m)  Netting and Set-off.

(i) If on any date cash would otherwise be payable or Shares or other property would otherwise be deliverable hereunder or pursuant to the Agreement or pursuant to any other agreement between the parties by Issuer to JPMorgan and cash would otherwise be payable or Shares or other property would otherwise be deliverable hereunder or pursuant to the Agreement or pursuant to any other agreement between the parties by JPMorgan to Issuer and the type of property required to be paid or delivered by each such party on such date is the same, then, on such date, each such party’s obligation to make such payment or delivery will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable or deliverable by one such party exceeds the aggregate amount that would otherwise have been payable or deliverable by the other such party, replaced by an obligation of the party by whom the larger aggregate amount would have been payable or deliverable to pay or deliver to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

(ii) In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Early Termination Date, JPMorgan shall have the right to terminate, liquidate and otherwise close out the Transaction and to set off any obligation or right that JPMorgan or any affiliate of JPMorgan may have to or against Issuer hereunder or under the Agreement against any right or obligation JPMorgan or any of its affiliates may have against or to Issuer, including without limitation any right to receive a payment or delivery pursuant to any provision of the Agreement or hereunder. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off in kind. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor’s option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. In determining the value of any obligation to release or deliver Shares or any right to receive Shares, the value at any time of such obligation or right shall be determined by reference to the market value of the Shares at such time, as determined by the Calculation Agent. If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

(iii) Notwithstanding any provision of the Agreement (including without limitation Section 6(f) thereof) and this Confirmation (including without limitation this Section 8(m)) or any other agreement between the parties to the contrary, (A) Issuer shall not net or set off its obligations under the Transaction against its rights against JPMorgan under any other transaction or instrument; (B) JPMorgan may net and set off any rights of JPMorgan against Issuer arising under the Transaction only against obligations of JPMorgan to Issuer arising under any transaction or instrument if such transaction or instrument does not convey rights to JPMorgan senior to the claims of common stockholders in the event of Issuer’s bankruptcy; and (C) in the event of Issuer’s bankruptcy, JPMorgan waives any and all rights it may have to set-off in respect of the Transaction, whether arising under agreement, applicable law or otherwise. JPMorgan will give notice to Issuer of any netting or set off effected under this provision.

(n)  Additional Termination Event. Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to this Transaction, (1) JPMorgan shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, and (2) Issuer shall be deemed the sole Affected Party and the Transaction shall be deemed the sole Affected Transaction:

(i) Issuer sells all or substantially all of its assets in a transaction pursuant to which the Shares are converted into cash, securities or other property.

(ii) There is a default by Issuer or any subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any indebtedness for money borrowed in excess of $40.0 million in the aggregate of Issuer and/or any subsidiary, whether such indebtedness now exists or shall hereafter be created resulting in such indebtedness becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 10 days after written notice of such acceleration has been received by Issuer or such subsidiary.

(iii) Any “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Issuer, any of its subsidiaries or its employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of the common equity of the Issuer representing more than 50% of the voting power of such common equity entitled to vote generally in the election of directors.

(iv) If JPMorgan reasonably determines that it is advisable to terminate all or a portion of the Transaction so that JPMorgan’s related hedging activities will comply with applicable securities laws, rules or regulations.

(o)  Effectiveness. If, prior to the Effective Date, JPMorgan reasonably determines that it is advisable to cancel the Transaction because of concerns that JPMorgan's related hedging activities could be viewed as not complying with applicable securities laws, rules or regulations, the Transaction shall be cancelled and shall not become effective, and (i) neither party shall have any rights with respect to or obligation to the other party in respect of the Transaction and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the date of such termination.

(p)  Role of Agent. Each party agrees and acknowledges that (i) J.P. Morgan Securities Inc., an affiliate of JPMorgan (“JPMSI”), has acted solely as agent and not as principal with respect to this Transaction and (ii) JPMSI has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction.

(q)  Waiver of Trial by Jury. EACH OF ISSUER AND BUYER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF BUYER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(r)  Governing Law. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to EDG Confirmation Group, J.P. Morgan Securities Inc., 277 Park Avenue, 11th Floor, New York, NY 10172-3401, or by fax to (212) 622 8519.

Yours faithfully,
J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association

By: _________________________
Authorized Signatory
Name:

Agreed and Accepted By:
CHARMING SHOPPES, INC.

By:___________________________________
Name:
Title:

Annex A

For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Expiration Date	Number of Warrants
1	July 30, 2014	42,671
2	July 31, 2014	42,671
3	August 1, 2014	42,671
4	August 4, 2014	42,671
5	August 5, 2014	42,671
6	August 6, 2014	42,671
7	August 7, 2014	42,671
8	August 8, 2014	42,671
9	August 11, 2014	42,671
10	August 12, 2014	42,671
11	August 13, 2014	42,671
12	August 14, 2014	42,671
13	August 15, 2014	42,671
14	August 18, 2014	42,671
15	August 19, 2014	42,671
16	August 20, 2014	42,671
17	August 21, 2014	42,671
18	August 22, 2014	42,671
19	August 25, 2014	42,671
20	August 26, 2014	42,671
21	August 27, 2014	42,671
22	August 28, 2014	42,671
23	August 29, 2014	42,671
24	September 2, 2014	42,671
25	September 3, 2014	42,671
26	September 4, 2014	42,671
27	September 5, 2014	42,671
28	September 8, 2014	42,671
29	September 9, 2014	42,671
30	September 10, 2014	42,671
31	September 11, 2014	42,671
32	September 12, 2014	42,671
33	September 15, 2014	42,671
34	September 16, 2014	42,671
35	September 17, 2014	42,671
36	September 18, 2014	42,671
37	September 19, 2014	42,671
38	September 22, 2014	42,671
39	September 23, 2014	42,671
40	September 24, 2014	42,671
41	September 25, 2014	42,671
42	September 26, 2014	42,671
43	September 29, 2014	42,671
44	September 30, 2014	42,671
45	October 1, 2014	42,671
46	October 2, 2014	42,671
47	October 3, 2014	42,671
48	October 6, 2014	42,671
49	October 7, 2014	42,671
50	October 8, 2014	42,671
51	October 9, 2014	42,671
52	October 10, 2014	42,671
53	October 13, 2014	42,671
54	October 14, 2014	42,671
55	October 15, 2014	42,671
56	October 16, 2014	42,671
57	October 17, 2014	42,671
58	October 20, 2014	42,671
59	October 21, 2014	42,671
60	October 22, 2014	42,671
61	October 23, 2014	42,671
62	October 24, 2014	42,671
63	October 27, 2014	42,671
64	October 28, 2014	42,671
65	October 29, 2014	42,671
66	October 30, 2014	42,671
67	October 31, 2014	42,671
68	November 3, 2014	42,671
69	November 4, 2014	42,671
70	November 5, 2014	42,671
71	November 6, 2014	42,671
72	November 7, 2014	42,671
73	November 10, 2014	42,671
74	November 11, 2014	42,671
75	November 12, 2014	42,671
76	November 13, 2014	42,671
77	November 14, 2014	42,671
78	November 17, 2014	42,671
79	November 18, 2014	42,671
80	November 19, 2014	42,671
81	November 20, 2014	42,671
82	November 21, 2014	42,671
83	November 24, 2014	42,671
84	November 25, 2014	42,671
85	November 26, 2014	42,671
86	November 28, 2014	42,671
87	December 1, 2014	42,671
88	December 2, 2014	42,671
89	December 3, 2014	42,671
90	December 4, 2014	42,671
91	December 5, 2014	42,671
92	December 8, 2014	42,671
93	December 9, 2014	42,671
94	December 10, 2014	42,671
95	December 11, 2014	42,671
96	December 12, 2014	42,671
97	December 15, 2014	42,671
98	December 16, 2014	42,671
99	December 17, 2014	42,671
100	December 18, 2014	42,725